Exhibit 99.1

           Viad Corp Announces First Quarter 2003 Results;
                     Earnings Per Share of $0.26

   PHOENIX--(BUSINESS WIRE)--April 24, 2003--

    Reflecting an Impairment Charge of $8.0 Million, in Addition to the $11.8 Million Impairment Charge Announced April 10, 2003

   Viad Corp (NYSE:VVI) today announced first quarter 2003 diluted earnings per share of $0.26 on revenue of $415.4 million, segment operating income of $38.2 million and net income of $22.7 million. These results reflect an impairment charge related to certain structured notes held by Travelers Express under Emerging Issues Task Force (EITF) No. 99-20 "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" in the amount of $19.8 million ($12.0 million after-tax, $0.14 per diluted share). This amount includes the $11.8 million ($7.1 million after-tax) impairment adjustment to investment income announced by the company on April 10, 2003.
   The company started purchasing structured notes in 1999 and accounted for them under EITF No. 96-12. As announced April 10, 2003, as a result of the normal review of investment portfolio yield and the change in expected cash flows for certain structured notes, the company announced an impairment charge of $11.8 million ($7.1 million after-tax, $0.08 per diluted share) based on EITF No. 96-12. The company's external auditors reviewed and concurred with the amount of the adjustment and the application of EITF No. 96-12. On the afternoon of April 22, 2003, Viad was informed by its external auditors that they believed the adjustment should have been made under EITF No. 99-20, which became effective second quarter, 2001. Accordingly, the additional impairment charge of $8.0 million ($4.8 million after-tax) represents the difference between EITF No. 96-12 and EITF No. 99-20. Had EITF No. 99-20 been applied retroactively, there would not have been a material affect on prior years' results.
   In addition to the foregoing, on the evening of April 23, 2003, the company was informed by its external auditors that the structured notes may need to be accounted for separately as a U.S. government strip security and an equity tranche of a collateralized debt obligation. The company and its external auditors are reviewing this issue further and the impact, if any, may result in additional impairment of as much as $10 million to $15 million.
   Robert H. Bohannon, chairman, president and chief executive officer, said, "Needless to say, we are dismayed that the impairment related to these securities has produced this outcome."
   Bohannon, speaking about first quarter operating performance said, "First quarter results fell below our initial expectations. Payment Services showed great growth in MoneyGram, but overall Payment Services' results were dampened by the impairment charge. Travelers Express saw good agent and transaction volume growth driven by international and Express Payment growth. Convention and Event Services segment performance was slightly below expectations. GES demonstrated solid performance despite challenging conditions in the convention and tradeshow industry and adverse show rotation, while Exhibitgroup is continuing its turnaround effort by driving down costs."

   First Quarter 2003 Financial Highlights

   Highlights of the 2003 first quarter, compared to first quarter 2002 results, are presented below.

                                               2003     2002   Change
                                          ---------- -------- --------
                                            ($ in millions)
Revenue                                      $415.4   $445.0     -6.7%
Segment operating income                      $38.2    $52.5    -27.3%
Operating margins (a)                           9.2%    11.8% -260 bps
Income (before 2002 change in accounting
 principle)                                   $22.7    $32.3    -29.7%
Cash flow (EBITDA) (b)                        $47.8    $62.4    -23.5%
Free cash flow (b)                            $17.9    $38.4    -53.6%


(a) For operating margins, the change from the prior year quarter is presented in basis points.

(b) EBITDA is defined by Viad as income before interest expense, income taxes, depreciation and amortization and changes in accounting principles. Free cash flow is defined by Viad as net cash provided by operating activities, less the change in payment service assets and obligations, capital expenditures, and dividends. EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to assess the company's ability to service debt, fund capital expenditures and finance growth, and should be considered in addition to, but not as a substitute for, other measures of financial performance and liquidity reported in accordance with GAAP. See Table Two for a reconciliation of net income to EBITDA, and a reconciliation of net cash provided by operating activities to free cash flow.

   Also, during the period:

   -- Debt was reduced by $6 million to $356 million compared to the fourth quarter 2002.

   -- Cash and corporate investments were $203 million, down $100 million from the fourth quarter 2002 after completion of the acquisition of the minority interest of MoneyGram
        International Limited (MIL) for approximately $98 million in cash plus a dividend of approximately $8 million.

   Payment Services

   Payment Services' revenue for the first quarter 2003 grew 1.6 percent to $190.0 million, up from $187.0 million in the first quarter 2002. Segment operating income was down 33.5 percent to $21.2 million compared with $31.8 million in 2002, and operating margins for the quarter were 11.1 percent compared with 17.0 percent in the first quarter of 2002. These results reflect the impairment under EITF No. 99-20 ($19.8 million or $12.0 million after-tax).
   MoneyGram performed well in the first quarter. MoneyGram's transaction volume grew by 34 percent as compared to first quarter 2002. MoneyGram's agents increased by 10 percent in comparison to the prior year quarter to over 60,000.
   Payment Services' total average investable balances were $6.8 billion for the quarter, up 17 percent from the prior year quarter. Net float income (float investment income less commission expense) was $32.0 million in the first quarter 2003, up $2.4 million, or 8.0 percent compared to the prior year first quarter.

   Convention and Event Services

   Convention and Event Services' revenue was $222.1 million, a decrease of 12.9 percent from $254.8 million in the first quarter 2002. Segment operating income was down 16.4 percent to $18.6 million compared with $22.2 million in the 2002 first quarter and operating margins for the quarter were 8.4 percent compared with 8.7 percent in the 2002 first quarter. Segment results reflect continued weakness in demand for exhibit construction and unfavorable show rotation. In the first quarter of 2002, GES serviced the ConExpo/ConAgra tradeshow, which contributed significantly to revenue and operating income in that quarter. This show takes place every other year and hence did not occur in the first quarter of 2003.

   Travel and Recreation Services

   Travel and Recreation Services' revenue was $3.3 million, an increase of 3.5 percent from $3.2 million in the first quarter 2002. Operating loss was $1.6 million compared with $1.5 million in the 2002 first quarter. These results reflect the typical seasonal pattern for the first quarter.

   2003 Outlook

   Viad provides the following guidance for 2003 full year and second quarter. This guidance is subject to change as a variety of factors can affect actual operating results. These factors are identified in the safe harbor language at the end of the press release. The guidance given does not consider the resolution of the accounting treatment related to the separation of the individual structured notes into two separate securities which could have an impact of $10 million to $15 million.

   Second Quarter 2003

   -- Earnings are expected to be favorable compared to the second quarter of 2002. This translates into expected diluted EPS in the range of $0.41 to $0.44.

   -- Payment Services segment revenue is expected to grow at a mid single-digit rate compared to second quarter 2002 while operating income is expected to be flat.

   -- Convention and Event Services segment revenue is expected to grow at a low single-digit rate compared to second quarter 2002 and operating income is expected to improve at a double-digit growth rate compared to 2002 due to positive show rotation and cost reductions.

   Full Year 2003

   --  Diluted EPS is expected to be in the range of $1.34 to $1.39.
        This guidance reflects the impairment charge taken in the first quarter and lower projected interest rates for the year.

   -- Payment Services segment revenue is expected to grow at a low to mid single-digit rate.

   -- Payment Services segment operating income is expected to decline at a low double-digit rate, primarily related to the current quarter impairment.

   -- The revenue and operating income outlook for Payment Services assumes that:

       -- MoneyGram transaction volume continues to grow at a rate similar to the first quarter.

       -- Money Order transaction volumes will stay flat in the first half of the year but begin to increase in the latter half of the year.

       -- Average investable balances are expected to grow $750 million to $850 million for the year.

       -- The investment yield on the float portfolio is expected to continue to decline for the remainder of the year.

       -- There is continued risk of another Fed Funds rate cut and that mortgage refinancing activity will continue, which impacts portfolio yields.

   -- Convention and Event Services segment revenue is expected to decline at a mid single- to low double-digit rate from 2002, primarily due to decreased demand for exhibit construction.

   -- Convention and Event Services segment operating income is expected to increase at a low double-digit rate from 2002, primarily due to ongoing cost improvements.

   Viad is a $1.65 billion revenue S&P MidCap 400 company. Major subsidiaries include Travelers Express/MoneyGram of Minneapolis, GES Exposition Services of Las Vegas and Exhibitgroup/Giltspur of Chicago. For more information, visit the company's Web site at www.viad.com.

   Forward Looking Statements

   As provided by the safe harbor provision under the "Private Securities Litigation Reform Act of 1995" Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, or expectations or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, restructuring plans (including timing and realization of cost savings), investment yield impairment, and market risk. Actual results could differ materially from those projected in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any further deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.
   Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.


                      VIAD CORP AND SUBSIDIARIES
                    TABLE ONE - QUARTERLY RESULTS
                             (UNAUDITED)

                                               Quarter Ended March 31,
                                              ------------------------
(000 omitted, except per share data)             2003     2002      %
                                              ------------------------

Revenues (Note A)                             $415,359 $445,021  -6.7%
                                              ========================

Segment operating income (Note A)              $38,182  $52,525 -27.3%
Corporate activities and minority interests     (3,745)  (4,560) 17.9%
Net interest expense                            (3,048)  (3,789) 19.6%
                                              ------------------------
Income before income taxes                      31,389   44,176 -28.9%
Income taxes                                    (8,647) (11,832) 26.9%
                                              ------------------------
Income before change in accounting principle    22,742   32,344 -29.7%
Change in accounting principle (Note B)              -  (37,739)   NM
                                              ------------------------
Net income (loss)                              $22,742  $(5,395)   NM
                                              ========================

Diluted income per common share:
  Income before change in accounting principle   $0.26    $0.37 -29.7%
  Change in accounting principle                     -    (0.44)   NM
                                              ------------------------
  Net income (loss) per share                    $0.26   $(0.07)   NM
                                              ========================

Basic income per common share:
  Income before change in accounting principle   $0.26    $0.37 -29.7%
  Change in accounting principle                     -    (0.44)   NM
                                              ------------------------
  Net income (loss) per share                    $0.26   $(0.07)   NM
                                              ========================

Common shares treated as outstanding for net income per share calculations:

    Average outstanding shares                  86,008   86,095  -0.1%
                                              ========================

    Average outstanding and potentially
      dilutive shares                           86,326   86,728  -0.5%
                                              ========================

NM = not meaningful


                      VIAD CORP AND SUBSIDIARIES
                TABLE ONE - NOTES TO QUARTERLY RESULTS
                             (UNAUDITED)

(A) Reportable Segments

                                            Quarter Ended March 31,
                                      --------------------------------
 (000 omitted)                                2003      2002        %
                                      --------------------------------

 Revenues:
  Payment Services                         $190,021  $187,044     1.6%
  Convention and Event Services             222,056   254,807   -12.9%
                                      --------------------------------
    Reportable segments                     412,077   441,851    -6.7%
  Travel and Recreation Services              3,282     3,170     3.5%
                                      --------------------------------
    Total Revenues                         $415,359  $445,021    -6.7%
                                      ================================

 Segment operating income:
  Payment Services                          $21,151   $31,784   -33.5%
  Convention and Event Services              18,605    22,244   -16.4%
                                      --------------------------------
    Reportable segments                      39,756    54,028   -26.4%
  Travel and Recreation Services             (1,574)   (1,503)   -4.7%
                                      --------------------------------
    Total Segment Operating Income          $38,182   $52,525   -27.3%
                                      ================================


(B) Change in Accounting Principle -- In June 2002, in accordance with Viad's adoption of SFAS No. 142, a transitional impairment test for goodwill was completed. This test resulted in a $40.0 million ($37.7 million after-tax) impairment of goodwill associated with Viad's Convention and Event Services segment. This impairment was retroactively restated to the first quarter of 2002 as a cumulative effect of a change in accounting principle in accordance with SFAS No. 142.


                      VIAD CORP AND SUBSIDIARIES
                 TABLE TWO - EBITDA AND FREE CASH FLOW
                              (UNAUDITED)

                                               Quarter Ended March 31,
                                             -------------------------
(000 omitted)                                    2003    2002       %
                                             -------------------------

EBITDA:
 Net income (loss)                             $22,742 $(5,395)    NM
 Change in accounting principle                      -  37,739     NM
                                             -------------------------
 Income before change in accounting principle   22,742  32,344  -29.7%
 Interest expense                                4,152   5,081   18.3%
 Income taxes                                    8,647  11,832   26.9%
 Depreciation and amortization                  12,215  13,157    7.2%
                                             -------------------------
EBITDA as adjusted                             $47,756 $62,414  -23.5%
                                             =========================

                                              Quarter Ended March 31,
                                             -------------------------
(000 omitted)                                    2003    2002       %
                                             -------------------------

Free Cash Flow:
 Net cash provided by operating activities $185,948 $65,820 182.5% Change in payment service assets and
  obligations                                 (144,735)(12,333)    NM
                                             -------------------------
   Subtotal                                     41,213  53,487  -22.9%
   Less:
      Capital expenditures                      (7,206) (7,004)  -2.9%
      Dividends paid                            (8,039) (8,043)   0.0%
      Dividend paid to minority interest        (8,115)      -     NM
                                             -------------------------
Free cash flow                                 $17,853 $38,440  -53.6%
                                             =========================

NM = not meaningful


                      VIAD CORP AND SUBSIDIARIES
               TABLE THREE - NET FLOAT INCOME AND MARGIN
                              (UNAUDITED)

Analysis of Average Balances, Float and Average Yields and
  Interest Rates:

                                         Quarter Ended March 31,
                                 -------------------------------------
                                                   2003
                                 -------------------------------------
(000 omitted)                        Average        Income/    Yield/
                                     Balance        Expense     Rate
                                 -------------------------------------
Investments available or
 restricted for payment
 service obligations                 $6,779,048     $90,916      5.44%

Payment service obligations (1)      $5,343,688      58,926      4.47%
                                                ------------

Net float income and margin                         $31,990      1.91%
                                                ============

                                         Quarter Ended March 31,
                                 -------------------------------------
                                                    2002
                                  ------------------------------------
(000 omitted)                         Average      Income/     Yield/
                                      Balance      Expense      Rate
                                  ------------------------------------
Investments available or
 restricted for payment
 service obligations                 $5,776,049     $85,217      5.98%

Payment service obligations (1)      $4,300,849      55,607      5.24%
                                                ------------

Net float income and margin                         $29,610      2.08%
                                                ============

Changes in Float Income and Commission Expense - Due to Changes in
  Average Investable Balances and Interest Rates:

                                        Quarter Ended March 31,
                                 -------------------------------------
                                              2003 vs. 2002
                                 -------------------------------------
(000 omitted)                        Balance(2)  Yield/Rate(2)  Total
                                 -------------------------------------

Float Income                            $14,798     $(9,099)   $5,699

Commission expense                      $13,483    $(10,164)   $3,319

Net float income                         $5,142     $(2,762)   $2,380

                                          Quarter Ended March 31,
                                 -------------------------------------
                                               2002 vs. 2001
                                  ------------------------------------
(000 omitted)                        Balance(2)  Yield/Rate(2) Total
                                  ------------------------------------

Float Income                            $22,818     $(7,116)  $15,702

Commission expense                      $26,277    $(19,390)   $6,887

Net float income                         $6,826      $1,989    $8,815

(1) Commissions are paid to financial institution customers based upon average outstanding balances generated by the sale of official check products only. The expense reported includes those payments made to financial institution customers, costs associated with swaps and the sale of receivables program. The average balance in the table reflects only the payment service obligations for which commissions are paid and does not include the average balance of the sold receivables ($442 million and $445 million for first quarter 2003 and 2002, respectively) as these are not recorded on the Consolidated Balance Sheets. Commission expense is classified as "Costs of services" in the Consolidated Statements of Income.

(2) Net float income for the "balance" and "yield/rate" columns is not the net of "float income" and "commission expense" as each of these amounts is calculated independently.

    CONTACT: Viad Corp
             (Investor Relations)
             Patricia D. Phillips, 602/207-1040
             pphillip@viad.com